Exhibit 99.1

OncoSec Announces FDA Clearance of IND Application for Initiation of
Phase 1 Clinical Trial of its CORVax12 Vaccine Candidate for COVID-19

— First next-generation DNA vaccine candidate to deliver spike (S) protein from SARS-CoV-2 plus immune-stimulating interleukin-12 (IL-12) to elicit T-cell activation and drive robust humoral immunity —

— Providence St. Joseph Health, one of the national’s leading non-profit health systems, and the Providence Cancer Institute to run Phase 1 clinical trial —

PENNINGTON, N.J. and SAN DIEGO, October 29, 2020 /PRNewswire/ — OncoSec Medical Incorporated (NASDAQ:ONCS) (the “Company” or “OncoSec”) today announced that the U.S. Food and Drug Administration (FDA) has approved the Investigational New Drug (IND) application for a first-in-human Phase 1 trial for CORVax12, a novel DNA-encodable vaccine against SARS-CoV-2 that the Company is developing with Providence Cancer Institute, a part of Providence St. Joseph Health (“Providence”). CORVax combines OncoSec’s immuno-stimulant IL-12 expression platform, TAVO™ (tavokinogene telseplasmid), with a DNA-encodable stabilized trimeric SARS-CoV-2 spike glycoprotein developed by researchers at the National Institute of Health’s National Institute of Allergy and Infectious Diseases (“NIAID”), and which has been licensed to OncoSec on a non-exclusive basis.

“CORVax12 leverages TAVO™, our clinically established IL-12 platform, and is designed as a next-generation vaccine to evaluate whether TAVO™ can optimize immune responses of existing vaccines and vaccine candidates to address COVID-19,” said Daniel J. O’Connor, President and Chief Executive Officer of OncoSec. “Specifically, should the addition of IL-12 to the SARS-CoV-2 spike glycoprotein facilitate a coordinated immune response more effectively than the SARS-CoV-2 spike glycoprotein alone, this could support the premise that TAVO has the ability to enhance other vaccines currently in development. Additionally, we believe that CORVax12 may also be able to protect those at higher risk for complications from the coronavirus, including cancer, transplant and elderly patients who have compromised immune systems.”

Chris Twitty, Ph.D., Chief Scientific Officer of OncoSec added, “Dysfunctional immune responses and exhausted T-cells have been associated with increased morbidity and mortality in patients with COVID-19. Since IL-12 can support T-cell responses while limiting T-cell exhaustion, patients receiving CORVax12 may develop a more robust anti-viral response, supporting higher titers of neutralizing antibodies. Neutralizing antibodies have been associated with protection from reinfection, meaning that CORVax12 may provide superior protection from exposure to SARS-CoV-2.”

Rom Leidner, M.D., Co-Medical Director of the Head and Neck Cancer Program at Providence Cancer Institute, Assistant Member of the Earle A. Chiles Research Institute and the Principle Investigator on the planned study added, “By combining the spike protein with OncoSec’s immune-stimulating protein IL-12, we hope to drive robust cellular and humoral immunity against SARS-CoV-2. We are thankful to be able to work with OncoSec to advance this novel vaccine approach into the clinic.”

Providence will conduct a Phase 1, open-label study to evaluate the safety and immunogenicity of a plasmid encoding the SARS-CoV-2 spike protein alone or in combination with IL-12 (CORVax12, SARS-CoV-2 S glycoprotein plasmid DNA in combination with IL-12 plasmid) in up to 36 healthy volunteers. CORVax12 will be given as a prime and booster dose four weeks apart. Subjects will be subdivided in parallel age cohorts of 18-55 years old versus > 55 years old.

About CORVax12

CORVax12 is the only DNA vaccine that uses an immune stimulant to promote an immune response against the SARS-CoV-2 virus. The CORVax vaccine approach combines the co-administration of TAVO™ (plasmid IL-12) with a DNA-encodable version of the SARS-CoV-2 spike or “S” glycoprotein to enhance immunogenicity of the component developed by scientists at the National Institute of Allergy and Infectious Diseases (NIAID) Vaccine Research Center. CORVax12 is designed to drive a coordinated vaccine response, capable of drawing upon the innate and adaptive humoral and cellular arms. This multi-pronged innate, adaptive and cellular immune response has the potential to generate a robust anti-viral response.

About OncoSec Medical Incorporated

OncoSec Medical Incorporated (the “Company,” “OncoSec,” “we” or “our”) is a late-stage biotechnology company focused on developing cytokine-based intratumoral immunotherapies to stimulate the body’s immune system to target and attack cancer. OncoSec’s lead immunotherapy investigational product candidate – TAVO™ (tavokinogene telseplasmid) – enables the intratumoral delivery of DNA-based interleukin-12 (IL-12), a naturally occurring protein with immune-stimulating functions. The technology, which employs electroporation, is designed to produce a controlled, localized expression of IL-12 in the tumor microenvironment, enabling the immune system to target and attack tumors throughout the body. OncoSec has built a deep and diverse clinical pipeline utilizing TAVO™ as a potential treatment for multiple cancer indications either as a monotherapy or in combination with leading checkpoint inhibitors; with the latter potentially enabling OncoSec to address a great unmet medical need in oncology: anti-PD-1 non-responders. Results from recently completed clinical studies of TAVO™ have demonstrated a local immune response, and subsequently, a systemic effect as either a monotherapy or combination treatment approach along with an acceptable safety profile, warranting further development. In addition to TAVO™, OncoSec is identifying and developing new DNA-encoded therapeutic candidates and tumor indications for use with its new Visceral Lesion Applicator (VLA), to target deep visceral lesions, such as liver, lung or pancreatic lesions. For more information, please visit www.oncosec.com. TAVO™ is a trademark of OncoSec Medical Incorporated.

TAVO™ is a trademark of OncoSec Medical Incorporated.

Risk Factors and Forward-Looking Statements

This release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Forward-looking statements provide the Company’s current beliefs, expectations and intentions regarding future events and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms). Although we believe that expectations reflected in the forward- looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company intends these forward-looking statements to speak only at the time they are published on or as otherwise specified, and does not undertake to update or revise these statements as more information becomes available, except as required under federal securities laws and the rules and regulations of the Securities Exchange Commission (“SEC”). In particular, you should be aware that the success and timing of our clinical trials, including safety and efficacy of our product candidates, patient accrual, unexpected or expected safety events, the impact of COVID-19 on the supply of our candidates or the initiation or completion of clinical trials and the usability of data generated from our trials may differ and may not meet our estimated timelines. Please refer to the risk factors and other cautionary statements provided in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2019 and subsequent periodic and current reports filed with the SEC (each of which can be found at the SEC’s website www.sec.gov), as well as other factors described from time to time in the Company’s filings with the SEC.

Company Contact

Keir Loiacono

General Counsel, Vice President of Corporate Development, Chief Compliance Officer

914-329-9071

kloiacono@oncosec.com

Media Contact

Monica Rouco Molina, Ph.D.

LifeSci Communications

+1-929-469-3850

mroucomolina@lifescicomms.com